Exhibit 10.1
Amendment No. 9
to the
Edwards Lifesciences Corporation
401(k) Savings and Investment Plan
(restated effective January 1, 2016)

The Edwards Lifesciences Corporation 401(k) Savings and Investment Plan ("Plan") as amended and restated as of January 1, 2016 (“Plan”), as amended by Amendment No. 1 executed on May 2, 2016, Amendment No. 2 executed on December 19, 2016, Amendment No. 3 executed on February 24, 2017, Amendment No. 4 executed on February 24, 2017, Amendment No. 5 executed on October 27, 2017, Amendment No. 6 executed on December 19, 2017, Amendment No. 7 executed on December 19, 2017, and Amendment No. 8 executed on April 17, 2018, is hereby further amended effective January 1, 2019, as follows:

1.Section 8.1(e) is amended in its entirety by the following:

8.1(e) Hardship Withdrawals. A Participant who has withdrawn all amounts permitted to be withdrawn under subsections (a), (b), (c) and (d) above and who has established hardship (as described below) may elect to withdraw a specified dollar amount up to the total value (determined as of the date described below) of his vested Accounts, other than his Stock Grant Account, according to the hierarchy set forth in 1(h) below. Such withdrawals shall be subject to the following:
(i)    Immediate and Heavy Financial Need. A withdrawal shall be deemed to be made on account of a hardship only if it is made on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need. The determination of whether a Participant has an immediate and heavy financial need is to be made on the basis of all relevant facts and circumstances.
(ii)    Exhaustion of Other Resources. A withdrawal will not be deemed to be necessary to satisfy the immediate and heavy financial need requirement of subparagraph (i) above unless the Participant has first obtained all distributions and withdrawals, other than hardship withdrawals under all plans maintained by the Employers and Commonly Controlled Entities of the Employers. A withdrawal generally may be treated as necessary to satisfy the immediate and heavy financial need if the need cannot reasonably be relieved:
(A)    Through reimbursement or compensation by insurance or otherwise;
(B)    By reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need;
(C)    By other distributions from the Plan or any other plan maintained by the Participant’s Employer or any Commonly Controlled Entity, or by borrowing from commercial sources on reasonable commercial terms.
For purposes of this Section, the Participant’s resources shall be deemed to include those assets of his Spouse and minor children that are reasonably available to the Participant. A financial need shall not fail to qualify as immediate and heavy merely because such need was reasonably foreseeable or voluntarily incurred by the Participant.
(iii)    Specific Hardship. A withdrawal shall be deemed to be made on account of an immediate and heavy financial need of a Participant if the withdrawal is made on account of:

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(A)    Expenses for medical care that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted income);
(B)    The purchase of a principal residence of the Participant (excluding mortgage payments);
(C)    Payment of tuition, room and board, and related educational fees for up to the next 12 months of post-secondary education for the Participant, or his Spouse, children, or dependents (as defined in Code Section 152);
(D)    The need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence;
(E)    Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Code Section 152 without regard to section 152(d)(1)(b));
(F)    Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or
(G)    Such other reasons as the Commissioner of Internal Revenue may prescribe. The amount of an immediate and heavy financial need may include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal.
(iv)    Withdrawal Limited to Need. A withdrawal shall not be treated as necessary to satisfy an immediate and heavy financial need of a Participant to the extent the amount of the withdrawal is in excess of the amount required to relieve the financial need or to the extent such need may be satisfied from other resources that are reasonably available to the Participant. This determination generally is to be made on the basis of all relevant facts and circumstances.
(v)    Impact of Withdrawal on Future Participation. The denial of a Participant’s request for a hardship withdrawal shall be treated as a denial of a claim for a benefit under the Plan, and shall thus be subject to the claim and review procedures set forth under Section 9.10.

IN WITNESS WHEREOF, a duly authorized officer of the Company has caused this Plan to be executed on the 5th day of October, 2018.

EDWARDS LIFESCIENCES CORPORATION
ADMINISTRATIVE AND INVESTMENT COMMITTEE

By:	/s/ Christine Z. McCauley
Christine Z. McCauley
Its:	Chairperson

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